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Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 373-3000

December 14, 2006

Foamex International Inc.
1000 Columbia Avenue
Linwood, Pennsylvania 19061

Registration Statement on Form S-1
(Registration No. 333-138180)

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-1 (Registration No. 333-138180), as amended on December 6, 2006 and December 14, 2006 (the "Registration Statement"), of Foamex International Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules"), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to approximately 66.7 million shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable upon exercise of rights (the "Rights") to be distributed by the Company to holders of Common Stock and Series B preferred stock of the Company. The rights offering (the "Rights Offering") is being made in connection with the Company's Second Amended Plan of Reorganization (the "Plan") filed with the United States Bankruptcy Court for the District of Delaware (the "Court") on November 27, 2006.

        In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

        1.     the Registration Statement;

        2.     the Plan;

        3.     the form of the Second Amended and Restated Certificate of Incorporation of the Company that the Company will adopt in connection with confirmation of the Plan (the "Second Amended and Restated Certificate of Incorporation"); and

        4.     the form of the Amended and Restated Bylaws of the Company that the Company will adopt in connection with the confirmation of the Plan.

        In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the Restated Certificate of Incorporation, as amended, and By-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, (ii) copies of resolutions of the Board of Directors of the Company relating to the issuance of the Shares, certified by the Company, and (iii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below.

        In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective under the Act, (ii) the Rights and the Shares will be issued in compliance with applicable federal and state securities laws, (iii) prior to the issuance and delivery of the Shares in accordance with the terms of the Rights Offering, the Court will have confirmed the Plan, which, among other things, authorizes the Company to file the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and such confirmation order will be in full force and effect at all times at which the Shares are issued or sold by the Company, and (iv) the Second Amended and Restated Certificate of Incorporation will have been filed with the Secretary of State of the State of Delaware.

        Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated by the Registration Statement and in accordance with the terms of the Rights Offering, the Shares will be validly issued, fully paid and non-assessable.

        The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

        We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,
/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000
Registration Statement on Form S-1 (Registration No. 333-138180)